EXHIBIT 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1 A, as it may be amended, of our Independent Auditor’s Report dated December 22, 2016 relating to the balance sheet of TMPOS LLC as of December 31, 2015, and the related statements of operations, changes in member’s equity, and cash flows for the period from October 26, 2015 (inception) to December 31, 2015, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

December 23, 2016

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com